Exhibit 10.1

SEVENTH AMENDMENT

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Seventh Amendment to Amended and Restated Loan and Security Agreement is entered into as of December 14, 2010 (the “Amendment”), by and between COMERICA BANK (“Bank”), and ALIGN TECHNOLOGY, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of December 16, 2005 as amended from time to time, including without limitation by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of November 15, 2006, that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of December 1, 2006, that certain Third Amendment to Amended and Restated Loan and Security Agreement dated as of December 22, 2006, that certain Fourth Amendment to Loan Documents dated as of March 7, 2007, that certain Fifth Amendment to Amended and Restated Loan and Security Agreement dated as of April 28, 2008, and that certain Sixth Amendment to Amended and Restated Loan and Security Agreement dated as of December 5, 2008 (collectively, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. The following defined terms in Section 1.1 of the Agreement are hereby amended to read as follows:

“Committed Revolving Line” means a Credit Extension of up to Thirty Million Dollars ($30,000,000).

“Revolving Maturity Date” means December 31, 2012.

2. Subsection (e) of the defined term “Permitted Investment” is amended to read in its entirety as follows:

(e) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed Three Million Dollars ($3,000,000) in the aggregate in any fiscal year provided however that (i) such Investments in Costa Rica in an aggregate amount not to exceed $25,000,000 shall be deemed “Permitted Investments”, (ii) investments in Align Technology BV in Amsterdam in an aggregate amount not to exceed $25,000,000 shall be deemed “Permitted Investments”, and (iii) Investments in (A) Costa Rica in an aggregate amount exceeding $25,000,000 and (B) investments in Align Technology BV in Amsterdam exceeding $25,000,000 shall be deemed “Permitted Investments, respectively, if Bank is granted and maintains a first priority perfected security interest in the stock, units or other evidence of ownership of each Subsidiary (not to exceed sixty-six percent (66%) of such stock, units or other evidence of ownership of any such Subsidiary) on terms satisfactory to Bank.

3. Section 2.6(a) of the Agreement is amended to read as follows:

(a) Unused Facility Fee. If Borrower keeps unrestricted cash at Bank in an amount of at least $55,000,000, on the first day of each calendar quarter, Borrower shall pay to Bank a fee equal to 0.05% of the difference between the Committed Revolving Line and the average daily balance of outstanding Advances during the immediately prior calendar quarter. If Borrower’s unrestricted cash at Bank is less than $55,000,000, on the first day of each calendar quarter, Borrower shall pay to Bank a fee equal to 0.125% of the difference between the Committed Revolving Line and the average daily balance of outstanding Advances during the immediately prior calendar quarter. In addition, Borrower shall pay to Bank an additional $12,500 on the first day of each calendar quarter (the “Prior Unused Facility Fees”). If Borrower terminates this Agreement on or before December 31, 2012 (whether voluntary or involuntary

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because of the occurrence and continuance of an Event of Default), then Borrower will pay Bank all amounts due and owing under the Agreement, including, without limitation, any Prior Unused Facility Fees that would have been payable to Bank under this Section 2.6(a) for those quarters for which payment would have been due to Bank through the Revolving Maturity Date.

4. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Borrower ratifies and reaffirms the continuing effectiveness of all instruments, documents and agreements entered into in connection with the Agreement. As a condition to the effectiveness of this Amendment, Borrower shall pay Bank an amount equal to the Bank Expenses incurred in connection with the preparation of this Amendment.

5. Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

7. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(i) this Amendment, duly executed by Borrower;

(ii) Corporate Resolutions to Borrow;

(iii) an amount equal to all Bank Expenses incurred through the date of this Amendment; and

(iv) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

ALIGN TECHNOLOGY, INC.

By:	/s/ Kenneth Arola

Title:	VICE PRESIDENT & CHIEF FINANCIAL OFFICER

COMERICA BANK

By:	/s/ Jerry Iwata

Title:	SVP

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